UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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[	] Definitive Proxy Statement
[	] Definitive Additional Materials
[	] Soliciting Material Pursuant to § 240.14a-12

INTER-TEL (DELAWARE), INCORPORATED

(Name of Registrant as Specified In Its Charter)

STEVEN G. MIHAYLO

SUMMIT GROWTH MANAGEMENT LLC

THE STEVEN G. MIHAYLO TRUST

(Name of Person(s) Filing Proxy Statement,

if Other Than the Registrant)

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PRELIMINARY COPY

SUBJECT TO COMPLETION DATED ___________, 2007

PROXY STATEMENT OF STEVEN G. MIHAYLO

IN OPPOSITION TO

THE BOARD OF DIRECTORS OF

INTER-TEL (DELAWARE), INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD [ • ], 2007

This Proxy Statement and the enclosed GREEN Proxy Card are being furnished by Steven G. Mihaylo (“Mr. Mihaylo”) to holders of common stock (the “Common Stock”) of Inter-Tel (Delaware), Incorporated, a Delaware corporation (formerly known as Inter-Tel, Incorporated, an Arizona corporation), whose principal executive offices are located at 1615 South 52nd Street, Tempe, Arizona 85281 (“Inter-Tel” or the “Company”), in connection with the solicitation of proxies for use at the Company’s Annual Meeting of Stockholders and at any and all adjournments or postponements thereof, to be held on [ • ], 2007, at [ • ] local time, at [ • ] (the “Annual Meeting”). The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is [ • ], 2007 (the “Record Date”). As of the Record Date, Mr. Mihaylo was the beneficial owner of an aggregate of 5,189,748 shares of Common Stock. Of such shares beneficially owned by Mr. Mihaylo, 5,179,498 shares are voting securities, representing approximately [ • ]% of the shares outstanding on the Record Date.

This Proxy Statement and the GREEN Proxy Card are first being mailed or furnished to the stockholders of the Company on or about [ • ], 2007.

THIS SOLICITATION IS BEING MADE BY MR. MIHAYLO AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Mr. Mihaylo is soliciting proxies with respect to the following:

1.            The Board of Directors of Inter-Tel (the “Inter-Tel Board”) currently consists of 11 seats. At the Annual Meeting, 11 persons will be elected as directors of the Company to hold office for a term of one year and until their successors have been duly elected and qualified (Proposal No. 1). In opposition to the solicitation of proxies by the Inter-Tel Board for their nominees, Mr. Mihaylo is proposing a slate of five nominees for election as directors of the Company (the “Mihaylo Nominees”).

Mr. Mihaylo recommends that you vote FOR the Mihaylo Nominees.

2.            Mr. Mihaylo is also proposing a number of stockholder proposals (collectively, the “Stockholder Resolutions”):

(i)           a resolution (the “Board Reduction Resolution”) recommending that the Inter-Tel Board reduce the size of the Inter-Tel Board from 11 to seven members (Proposal No. 2);

(ii)          a resolution (the “Self Tender Offer Resolution”) recommending that the Inter-Tel Board retain a financial advisor to advise the Inter-Tel Board on the feasibility and financial impact of a Dutch-auction self tender offer to repurchase between $200 million and $250 million of Common Stock (Proposal No. 3);

(iii)        resolutions (together, the “Stockholder Value Resolutions”) recommending that the Inter-Tel Board take certain steps designed to increase stockholder value (Proposal Nos. 4, 5, 6, 7 and 8).

Mr. Mihaylo recommends that you vote FOR the Stockholder Resolutions.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED GREEN PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY. PROPERLY VOTING THE ENCLOSED GREEN PROXY CARD AUTOMATICALLY REVOKES ANY PROXY PREVIOUSLY SIGNED OR RETURNED BY YOU.

DO NOT RETURN ANY WHITE PROXY CARD SENT TO YOU BY INTER-TEL. Even if you previously have voted on Inter-Tel’s white proxy card, you have every legal right to change your vote by signing, dating and returning the enclosed GREEN Proxy Card. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING.

IMPORTANT NOTE:

IF YOUR SHARES OF COMMON STOCK ARE REGISTERED IN YOUR OWN NAME, PLEASE SIGN, DATE AND MAIL THE ENCLOSED GREEN PROXY CARD TO MR. MIHAYLO IN CARE OF MACKENZIE PARTNERS, INC. (“MACKENZIE”), THE FIRM ASSISTING MR. MIHAYLO IN THE SOLICITATION OF PROXIES, IN THE POSTAGE-PAID ENVELOPE PROVIDED.

IF YOUR SHARES OF COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, ONLY IT CAN SIGN A GREEN PROXY CARD WITH RESPECT TO YOUR SHARES OF COMMON STOCK AND ONLY UPON RECEIPT OF SPECIFIC INSTRUCTIONS FROM YOU. ACCORDINGLY, YOU SHOULD CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR A GREEN PROXY CARD TO BE SIGNED REPRESENTING YOUR SHARES OF COMMON STOCK. MR. MIHAYLO URGES YOU TO CONFIRM IN WRITING YOUR INSTRUCTIONS TO THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND TO PROVIDE A COPY OF SUCH INSTRUCTIONS TO MR. MIHAYLO IN CARE OF MACKENZIE AT THE ADDRESS INDICATED BELOW SO THAT MR. MIHAYLO WILL BE AWARE OF ALL INSTRUCTIONS GIVEN AND CAN ATTEMPT TO ENSURE THAT SUCH INSTRUCTIONS ARE FOLLOWED.

IF YOU HAVE ANY QUESTIONS ABOUT EXECUTING YOUR PROXY OR

REQUIRE ASSISTANCE, PLEASE CONTACT:

MACKENZIE PARTNERS, INC.

105 MADISON AVENUE

NEW YORK, NEW YORK 10016

TOLL FREE: (800) 322-2885

or

CALL COLLECT: (212) 929-5500

proxy@mackenziepartners.com

REASONS FOR THE SOLICITATION; BACKGROUND

Mr. Mihaylo founded the Company in 1969, and has the single largest holdings of shares of Common Stock, beneficially owning 5,189,748 shares of Common Stock. Of such shares beneficially owned by Mr. Mihaylo, 5,179,498 shares are voting securities, representing approximately [ • ]% of the shares outstanding on the Record Date. Mr. Mihaylo served as Chief Executive Officer from the Company’s formation until February 22, 2006, when he resigned as Chief Executive Officer.

On March 6, 2006, Mr. Mihaylo resigned as a director of the Company and filed a Schedule 13D with the Securities and Exchange Commission (the “SEC”), in which Mr. Mihaylo indicated that he was considering his alternatives with respect to the future of Inter-Tel and his investment therein. The Schedule 13D also disclosed that Mr. Mihaylo had engaged legal counsel, that RBC Capital Markets Corporation (“RBC”) had been engaged as financial advisor on March 3, 2006, and that Mr. Mihaylo resigned as Chief Executive Officer on February 22, 2006.

On April 7, 2006, Mr. Mihaylo, in accordance with the Company’s advance notice bylaws, submitted to the Inter-Tel Board his advance notices of director nominations and shareholder business to be brought before the 2006 annual meeting of shareholders (the “2006 Annual Meeting”). In the notices, Mr. Mihaylo stated that he intended to appear at the 2006 Annual Meeting in person or by proxy to, among other things, (i) nominate a slate of three directors (Mr. Mihaylo, Kenneth L. Urish and Dr. Anil K. Puri) for election at the 2006 Annual Meeting, and (ii) introduce at the 2006 Annual Meeting several resolutions to be submitted to the vote of the shareholders, including a resolution urging the Inter-Tel Board to arrange for the prompt sale of the Company to the highest bidder and resolutions to repeal recently adopted amendments to the Amended and Restated Bylaws of the Company (the “Arizona Bylaws”) with respect to shareholders’ ability to call a special meeting and the advance notice provisions.

On April 10, 2006, Mr. Mihaylo sent a letter to the Inter-Tel Board to reaffirm his interest in meeting with the Inter-Tel Board or its advisors to discuss a possible all cash acquisition of the Company, as previously expressed in a letter to the Inter-Tel Board. In his April 10 letter, Mr. Mihaylo informed the Inter-Tel Board that he had submitted his advance notices of director nominations and shareholder business in order to preserve his ability to communicate directly with the Company’s shareholders and to solicit their support for his proposal to seek a prompt sale of the Company to the highest bidder. Mr. Mihaylo also informed the Inter-Tel Board that he was prepared to sign a confidentiality agreement containing reasonable provisions, but not one that would inhibit or preclude his ability to make an offer directly to the Company or its shareholders or to conduct his proxy solicitation.

On April 21, 2006, Mr. Mihaylo and Summit Growth Management LLC (“Summit”), an entity through which Mr. Mihaylo makes investments and of which he is the sole member and managing member, filed a preliminary proxy statement with the SEC in connection with the 2006 Annual Meeting relating to a number of proposals, including the election of three directors nominated by Mr. Mihaylo, a proposal urging the Inter-Tel Board to arrange for the prompt sale of the Company to the highest bidder and proposals relating to the Arizona Bylaws, including the repeal of the advance notice bylaws.

On May 5, 2006, Mr. Mihaylo, Summit and the Company entered into a settlement agreement (the “Settlement Agreement”) to settle the potential proxy contest in connection with the 2006 Annual Meeting. In addition to other provisions, the Settlement Agreement stipulated that:

•	Inter-Tel would appoint Mr. Mihaylo, Kenneth L. Urish and Dr. Anil K. Puri to the Inter-Tel Board, effective May 6, 2006, and the Inter-Tel Board would be increased from eight to 11 directors;
•	Inter-Tel would nominate and recommend these 11 directors for re-election to the Inter-Tel Board at the 2006 Annual Meeting;
•

Mr. Mihaylo would withdraw his proxy solicitation for the 2006 Annual Meeting, including his shareholder proposals, and would vote in favor of the slate of 11 directors nominated by Inter-Tel and the other proposals presented by the Company;

•

The Inter-Tel Board notified Mr. Mihaylo and Summit that, until Mr. Mihaylo files a Schedule 13D disclosing that he no longer has an intent to increase his shareholdings or otherwise acquire the Company, the Inter-Tel Board presently intended to exclude, and it was agreed by Mr. Mihaylo and Summit that, subject to such agreement not causing the three directors nominated by Mr. Mihaylo to breach their fiduciary duties as directors of the Company, the Inter-Tel Board may exclude, such three directors from any discussions concerning, and from receipt of any materials regarding, the Company’s value and the strategic plan upon which such value would in part be based, the Company’s relationship with Mr. Mihaylo, and the consideration of any proposal to acquire the Company from Mr. Mihaylo or any other person;

•

Prior to December 31, 2006, Mr. Mihaylo and Summit agreed that, other than by evaluating and making a Mihaylo Proposal (as defined below), they would not acquire, offer or propose to acquire, or agree to acquire, any Common Stock, provided that activities in connection with evaluating and making a Mihaylo Proposal were not subject to this restriction;

•

Prior to the earlier of (a) December 31, 2006, (b) the entry by the Company into a definitive agreement with respect to a third party proposal, (c) the public announcement of an extraordinary corporate transaction (for example, a material acquisition, a reorganization, an extraordinary dividend, or a sale of a significant number of shares), and (d) the submission of a Mihaylo Request (as defined below), Mr. Mihaylo and Summit agreed (i) not to publicly make any adverse statement regarding the Company, its directors, management, or employee personnel, its business, or the 2006 Annual Meeting, (ii) not to visit any Company facility (other than in connection with Inter-Tel Board, committee or shareholder meetings scheduled to be held at a Company facility), and (iii) to notify the Company at least five business days in advance of submitting a Mihaylo Proposal of Mr. Mihaylo’s non-binding intent to do so and to attempt to coordinate with the Company public disclosure thereof; and the Company agreed not to publicly make any adverse statement regarding Mr. Mihaylo and Summit;

•

Upon reasonable notice, the Company agreed to provide promptly to Mr. Mihaylo and his advisors and financing sources access to the reasonable due diligence information requested in good faith, in order to facilitate the making of an all cash acquisition proposal for outstanding shares of Common Stock (other than shares beneficially owned by Mr. Mihaylo) accompanied by commitment letters (subject only to customary conditions) of financial institutions of national reputation (including Vector Capital Corporation (“Vector”) and RBC) demonstrating a reasonable certainty of Mr. Mihaylo’s ability to finance the transaction in its entirety (a “Mihaylo Proposal”);

•

If the Inter-Tel Board determined that the initially submitted Mihaylo Proposal was not in the best interests of the Company’s shareholders (or failed to make such determination within 10 business days of submission of the Mihaylo Proposal), then, upon the request of Mr. Mihaylo, (a) in the event the Inter-Tel Board failed to make such determination within such 10 business day period, made within 20 business days after submission of the Mihaylo Proposal or (b) in the event the Inter-Tel Board determined that the Mihaylo Proposal was not in the best interests of the Company’s shareholders, made within 10 business days after receipt by Mr. Mihaylo of written notice of such determination or public announcement thereof (the “Mihaylo Request”), the Company agreed to promptly call a special meeting of shareholders to vote on the proposals set forth in the Mihaylo Request, including, without limitation, any proposal urging the Inter-Tel Board to arrange for the prompt sale of the Company to the highest bidder (the “Sell the Company Request”). The Company agreed not to contest the calling of the special meeting as to the Sell the Company Request but could contest the calling of the meeting for other purposes and the submission of proposals other than the Sell the Company Request at the special meeting, and the Company could oppose the Sell the Company Request and any other proposals that were included in the Mihaylo Request; and

•	If, prior to August 31, 2006, the Inter-Tel Board entered into a definitive agreement to be acquired by a third party that provided for per share cash consideration higher than the cash consideration provided in the final proposal Mr. Mihaylo presented to the Company and Mr. Mihaylo determined not to make a competing proposal, then Mr. Mihaylo agreed to vote all shares of Common Stock beneficially owned by him in favor of such proposal, provided that the Inter-Tel Board shall have recommended such proposal and not changed such recommendation or no other third party shall have publicly announced an acquisition proposal that would provide for higher per share consideration.

Concurrently with the execution of the Settlement Agreement, the Company and Mr. Mihaylo entered into a confidentiality agreement (the “Confidentiality Agreement”). The Settlement Agreement and the Confidentiality Agreement were included as exhibits to a Schedule 13D filed by Mr. Mihaylo with the SEC on May 8, 2006.

On May 6, 2006, Inter-Tel increased the size of the Inter-Tel Board and appointed Mr. Mihaylo, Kenneth L. Urish and Dr. Anil K. Puri as directors.

On May 18, 2006, Mr. Mihaylo, Summit and Vector entered into a Memorandum of Understanding (the “Memorandum”) to outline certain elements of understanding between them with respect to a potential acquisition of Inter-Tel.

On June 14, 2006, Mr. Mihaylo and Vector submitted a proposal to the Inter-Tel Board to acquire all of the outstanding shares of Common Stock (other than shares beneficially owned by Mr. Mihaylo that he would contribute to INTL Acquisition Corp., an entity formed by an affiliate of Mr. Mihaylo and Vector to acquire Inter-Tel (“IAC”)) for $22.50 per share in cash.

On June, 28, 2006, Mr. Mihaylo, Summit and the Company entered into the Amendment to Settlement Agreement, which provided, among other things:

•

The parties entered into the Amendment to Settlement Agreement without agreeing whether the proposal submitted by Mr. Mihaylo and Vector on June 14, 2006 was a Mihaylo Proposal or whether the Company did or did not comply with its obligations under the Settlement Agreement;

•

The Company would not respond to the June 14 offer of Mr. Mihaylo and Vector, and Mr. Mihaylo and Summit waived any right to claim that the Company’s failure to respond triggered the right of Mr. Mihaylo and Summit to make a Mihaylo Request to call a special meeting of shareholders pursuant to Section 5 of the Settlement Agreement;

•

The Company would promptly provide Mr. Mihaylo, his advisors and financing sources in good faith such additional due diligence information and access to information, facilities, persons and business records as is customary and reasonably necessary to allow Mr. Mihaylo and his affiliates and partners to make an offer (and his financing sources to provide commitment letters) without the “subject to confirmatory due diligence” condition and otherwise meeting all of the criteria for a Mihaylo Proposal set forth in the Settlement Agreement;

•	Sections 4 and 7 of the Settlement Agreement were amended by deleting all references to June 15, 2006 and substituting in each place thereof the date of July 28, 2006; and
•	Sections 7 and 8 of the Settlement Agreement were amended by deleting all references to August 31, 2006 and substituting in each place thereof the date of September 30, 2006.

After the execution of the Amendment to Settlement Agreement, representatives of Mr. Mihaylo and Vector conducted additional due diligence on the Company.

On June 30, 2006, the Company announced that the reincorporation of the Company from Arizona to Delaware became effective June 28, 2006. As part of the reincorporation, the By-laws of Inter-Tel (Delaware), Incorporated, which had been approved by the Company’s shareholders at the 2006 Annual Meeting on May 31, 2006, became effective (the “Delaware By-laws”).

On July 28, 2006, Mr. Mihaylo and Vector resubmitted their offer to acquire all of the outstanding shares of Common Stock (other than shares beneficially owned by Mr. Mihaylo that he would contribute to IAC) for $22.50 per share, in cash. The July 28 proposal was substantially the same as the June 14 proposal except that the July 28 proposal was not subject to satisfactory completion of confirmatory due diligence.

On August 11, 2006, Alexander L. Cappello (“Mr. Cappello”), Chairman of the Inter-Tel Board, sent a letter on behalf of the Special Committee to Mr. Mihaylo and a representative of Vector stating that the Special Committee had rejected the July 28 proposal and concluded that the proposal was inadequate and not in the best interests of the Company’s shareholders, other than Mr. Mihaylo and Vector.

Also on August 11, 2006, the Company issued a press release announcing that the Special Committee, with the assistance of its financial and legal advisors, had rejected as inadequate the unsolicited proposal from Mr. Mihaylo and Vector. In addition, the Company announced that the Special Committee had authorized the Company’s financial adviser to review and explore various strategic options for the Company.

On August 21, 2006, Mr. Mihaylo and Vector responded to the Company’s rejection of their offer. In a letter to the Special Committee, Mr. Mihaylo and Vector stated “[i]n order to avoid the expense and disruption of a proxy contest, we are prepared to raise our offer price to $23.25 per share in cash if the Special Committee publicly commits to commence immediately a sales process designed to result in the prompt sale of the Company to the highest bidder at a price not less than our offer price, such process to be concluded within thirty days.” The letter gave Inter-Tel until noon California time, Friday, August 25, 2006 to respond.

On August 21, 2006, the Company issued a press release confirming that it had received the revised proposal from Mr. Mihaylo and Vector but stated that the proposal “is subject to a number of conditions.”

On August 22, 2006, Mr. Mihaylo and Vector issued a press release in response to the Company’s public statements that their offer is subject to “a number of conditions.” In the press release, Mr. Mihaylo and Vector reaffirmed that the only condition to their offer is that Inter-Tel sign customary definitive agreements, and that, contrary to the Company’s statements, the only issue is whether the Special Committee would say “yes” by noon on Friday, August 25, 2006. Mr. Mihaylo and Vector pointed out that other provisions, including the 30-day process to seek other bidders in order to maximize potential value, were intended for the benefit of the Inter-Tel Board and stockholders, and are not requirements for the acquisition.

The Special Committee did not respond to the proposal in the August 21 letter from Mr. Mihaylo and Vector prior to the deadline, and on August 25, 2006, Mr. Mihaylo submitted a request that the Company call a special meeting of stockholders (the “Special Meeting”) to consider the Sell the Company Resolution.

Also on August 25, 2006, Mr. Mihaylo and Vector filed a preliminary proxy statement with the SEC in connection with the Special Meeting, recommending that stockholders vote “for” the Sell the Company Resolution. On September 1, 2006, Inter-Tel filed its preliminary proxy statement with the SEC in connection with the Special Meeting, announcing that the Special Meeting would be held on October 24, 2006, recommending that stockholders vote “against” the Sell the Company Resolution. On September 15, 2006, Mr. Mihaylo and Vector filed their definitive proxy statement with the SEC in connection with the Special Meeting, and on September 19, 2006, Inter-Tel filed its definitive proxy statement with the SEC in connection with the Special Meeting.

At the Special Meeting on October 24, 2006, 11,272,464 shares were voted against the Sell the Company Resolution, representing slightly over 50% of the 22,524,535 shares of Common Stock that were represented in person or by proxy. On November 8, 2006, Mr. Mihaylo and Vector withdrew their offer to acquire all of the outstanding shares of Common Stock. In a 13D filed with the SEC on November 9, 2006 in connection with the offer withdrawal, Mr. Mihaylo and Vector stated that they were reviewing their alternatives with respect to the Company and had not decided on their future actions.

On January 19, 2007, Mr. Mihaylo sent a letter (the “January 19 Letter”) to the Inter-Tel Board expressing his hope that, through a cooperative process with the Inter-Tel Board, Mr. Mihaylo and the Inter-Tel Board could develop a judicious plan of action to lead the Company forward with a renewed focus on enhancing stockholder value in the near and longer term. To that end, Mr. Mihaylo set forth a number of ideas for the Inter-Tel Board to consider implementing which Mr. Mihaylo believed would enhance value for all stockholders. Mr. Mihaylo stated in the January 19 Letter that he believed his ideas would benefit all of the Company’s stockholders by significantly increasing earnings per share and considerably reducing the friction between the current Inter-Tel Board and Mr. Mihaylo. Mr. Mihaylo further stated that he believed that if his ideas were implemented, another proxy contest could be averted, thus allowing the Inter-Tel Board to focus on the immediate task at hand of increasing stockholder value and growing the strongest possible Company for all stockholders. The text of the January 19 Letter follows:

Steven G. Mihaylo

P.O. Box 19790

Reno, Nevada 89511

January 19, 2007

VIA EMAIL AND FEDERAL EXPRESS

Board of Directors of Inter-Tel

(Delaware), Incorporated

c/o Alex Cappello, Chairman

1615 South 52nd Street

Tempe, Arizona 85281

Dear Members of the Board of Directors:

As the Board is aware, I have had the opportunity to observe the Board and the Company since I was reappointed to the Board in May 2006, although I have not been privy to all of the financial information and strategic direction of the Company while my offer was pending. While I continue to reserve all rights with respect to any future actions I may take with respect to the Company and my investment therein, I am hopeful that through a cooperative process with the Board we can develop a judicious plan of action to lead the Company forward with a renewed focus on enhancing stockholder value in the near and longer term. To that end, I request that the Board consider immediately implementing the following constructive ideas designed to move the Company forward and enhance value for all stockholders:

1.

Consider reducing the size of Inter-Tel’s Board from 11 to 10 members, with the Board consisting of (a) the Chief Executive Officer, (b) Dr. Puri, Mr. Urish and me, (c) three other existing outside members of the Board, and (d) three new independent directors mutually acceptable to the Board and me. Alternatively, in order to save costs and facilitate the scheduling of Board meetings, I would be amenable to a 7 member Board, consisting of (a) the Chief Executive Officer, (b) Dr. Puri, Mr. Urish and me, and (c) three new independent directors mutually acceptable to the Board and me.

2.

Retain a financial advisor to advise the Board on the feasibility and financial impact of a Dutch-auction self tender offer to repurchase between $200 million and $250 million of the Company’s common stock.

3.	Disband the Special Committee, thereby eliminating all of the costs associated therewith.

4.

Direct management to (a) undertake an intensive cost-benefit analysis of (i) discontinuing product development on the Axxess and (ii) redirecting the engineering effort to “gateway” products and “hosted services” offerings, including the necessary billing platform for hosted services, and (b) report the results of that analysis to the Board. I believe these actions will produce significant cost savings and provide significant sales opportunities.

5.

Consolidate the Company’s multiple engineering facilities into the Chandler location. This will reduce overhead and improve productivity, while encouraging new and better ways to speed up product development.

6.

Explore the sale of the Company’s Irish subsidiary, unless its performance significantly improves within a set period of time. This would enable management to concentrate on more profitable opportunities, as well as raise additional cash to offset the costs of the self tender offer.

7.	Explore ways to better utilize the Company’s 15 acre campus in Reno.

8.	Undertake an evaluation of the recommendations in the consulting report that the Mihaylo/Vector Group provided to Inter-Tel as a result of the Settlement Agreement executed in May 2006.

9.	Defer implementation of the proposed by-law amendments until the foregoing issues are actively considered.

I believe that these ideas will benefit all of the Company’s stockholders by significantly increasing earnings per share and considerably reducing the friction between the current Board and me. If these ideas are implemented by the Board, I believe that another proxy contest could be averted, thus allowing the Board to focus on the immediate task at hand, which is increasing stockholder value and growing the strongest possible Company for all stockholders.

I look forward to working with the Board to implement my ideas in a constructive manner beneficial to all stockholders, and am confident that the public stockholders will see the value inherent in my proposals. I can be reached at 602-738-9611 or by email at stevemihaylo@yahoo.com to arrange a meeting. I look forward to hearing from you soon, but in any event no later than 30 days from the date hereof.

Sincerely,

/s/ Steven G. Mihaylo

Steven G. Mihaylo

cc:	Joseph J. Giunta
Stephen Alexander

On January 22, 2007, Mr. Mihaylo received a letter dated as of the same date from Mr. Cappello and Norman Stout, Inter-Tel’s Chief Executive Officer (“Mr. Stout”) (the “Response Letter”) expressing appreciation for the constructive tone of Mr. Mihaylo’s January 19 Letter, and indicating that Mr. Cappello and Mr. Stout would contact Mr. Mihaylo shortly to arrange a convenient time to discuss the ideas raised in Mr. Mihaylo’s January 19 Letter, as well as some other thoughts Mr. Cappello and Mr. Stout had. Mr. Cappello and Mr. Stout also stated in the Response Letter that Mr. Mihaylo’s ideas were “both constructive and interesting.” The text of the Response Letter follows:

January 22, 2007

Via Email and U.S. Mail

Steven G. Mihaylo

P.O. Box 19790

Reno, Nevada 89511

Dear Steve:

Thank you for your letter of January 19, 2007, which is being circulated to the Board. We very much appreciate the constructive tone of your letter and will contact you shortly to arrange a convenient time to discuss the ideas raised in your letter, as well as some thoughts we and others have.

The ideas set forth in your letter are both constructive and interesting. Several are already the subject of management review and we look forward to discussing them with you.

We and the rest of the Board, like you, are very much interested in reducing friction, avoiding another proxy contest, and working together with you to increase stockholder value for all.

Very truly yours,

/s/ Alexander L. Cappello
Alexander L. Cappello
Chairman of the Board
/s/ Norman Stout
Norman Stout
Chief Executive Officer
cc:	Board of Directors

Following Mr. Mihaylo’s receipt of the Response Letter, representatives of Mr. Mihaylo held discussions with representatives of the Inter-Tel Board in an attempt to resolve the differences between Mr. Mihaylo and the Inter-Tel Board and avoid a proxy contest. Mr. Mihaylo also had meetings with Mr. Stout and Mr. Cappello for the same purpose. These discussions were unsuccessful.

On March 2, 2007, Mr. Mihaylo, Summit and Vector terminated the Memorandum and amended the “overbid protection” formula, which provision survived termination of the Memorandum.

Also on March 2, 2007, in accordance with the advance notice provisions of the Delaware By-laws, Mr. Mihaylo submitted to the Inter-Tel Board his advance notices of director nominations and stockholder business to be brought before the Annual Meeting. In the notices, Mr. Mihaylo stated that he intended to appear at the Annual Meeting in person or by proxy to, among other things, (i) nominate a slate of five directors (Mr. Mihaylo, Mr. Urish, Dr. Puri, Neal I. Goldman and Michael R. Boyce) for election at the Annual Meeting, and (ii) introduce at the Annual Meeting the Stockholder Resolutions. In his advance notice letters, Mr. Mihaylo indicated that if the Inter-Tel Board agreed to reduce the size of the Inter-Tel Board from 11 to 7 members, he would agree to remove two of his director nominees.

On March 7, 2007, the Company issued a press release in which Mr. Cappello was quoted as saying “We are particularly disappointed by Mr. Mihaylo’s latest actions. As Mr. Mihaylo is aware, the Company’s Board and management team have in the ordinary course discussed and considered all of the topics raised by Mr. Mihaylo’s proposed stockholder resolutions. The Board continues to believe that the business matters referenced in those proposals are more appropriately the subject of analysis and discussion by the management of the Company and the Board. Importantly, as members of the Board since May of last year, Mr. Mihaylo and his two designees have had ample opportunity to participate in these discussions ... Our strong preference would have been for Mr. Mihaylo to work constructively with the Board, rather than to wage another costly and divisive proxy contest that could be highly disruptive and distract management and the Board from their primary goal of enhancing stockholder value. We would also note that Mr. Mihaylo had previously engaged in a proxy contest with the intention of seeking support for his offer to acquire the Company, which was defeated by stockholders other than Mr. Mihaylo by approximately a two to one margin.”

In response to the Company’s March 7 press release, and to elaborate on his reasons for waging a proxy contest, Mr. Mihaylo issued a press release on March 13, 2007, which read, in part:

INTER-TEL FOUNDER AND FORMER CHIEF EXECUTIVE

STEVEN G. MIHAYLO URGES COMPANY TO IMPLEMENT

SEVEN POINT PLAN TO MAXIMIZE STOCKHOLDER VALUE

Notifies the Company of Intention to Wage a

Proxy Contest at Annual Meeting

TEMPE, AZ – March 13, 2007 –Steven G. Mihaylo, the founder, former Chairman and Chief Executive Officer and largest stockholder of Inter-Tel (Delaware), Incorporated (Nasdaq NM: INTL), in a letter dated March 2, 2007, provided notice to the Company of his intent to present a seven point plan to Inter-Tel’s stockholders designed to maximize stockholder value.

Mr. Mihaylo’s seven point plan calls for seven resolutions to be voted on by stockholders at Inter-Tel’s annual meeting. The plan focuses on three action groups to: (1) Streamline Inter-Tel’s Board of Directors by reducing its size from 11 to seven members and disbanding its Special Committee, thereby making the Board more responsive, functional and less costly; (2) Repurchase, through a Dutch Auction self tender offer, between $200 and $250 million of the Company’s common stock to boost earnings per share, return cash currently on Inter-Tel’s balance sheet to stockholders and improve Inter-Tel’s balance sheet performance; and (3) Restructure costs and expenses to further increase earnings per share.

In his March 2nd letter Mr. Mihaylo stated, “I continue to believe that the Board ... has failed to take steps that will maximize value for the Company’s stockholders.” The letter continued, “While I hoped that following the Special Meeting of Stockholders held in October ... the Board would focus on its responsibility to maximize value for all stockholders, I believe that the Company’s current analysis of strategic alternatives has hit a dead-end that will result in stagnancy for the Company, and disappointment for ... its stockholders.”

In a separate letter, also dated March 2nd, Mr. Mihaylo provided notice to the Company of his intent to nominate a slate of five directors (including himself) to Inter-Tel’s Board of Directors if the size of the Board remains at 11 directors, or three directors if the Board is reduced to seven members.

Commenting on his decision to wage another proxy contest, Mr. Mihaylo stated “I regret having to present my plan to increase stockholder value to the Company’s stockholders. I presented my plan in substantially similar form to the Board in a letter dated January 19, 2007. In my opinion, the Board has been reluctant to seriously analyze my proposals, and requires further guidance from stockholders. As the Board is aware, I remain willing to engage in further negotiations to settle this matter if and when the Board puts forth a written plan of action, which provides similar or greater value to Inter-Tel’s stockholders.”

On March 20 and March 26, 2007, Mr. Mihaylo, Mr. Cappello and their respective counsel held meetings in person to attempt to resolve the differences between Mr. Mihaylo and the Company. These meetings were unsuccessful.

GENERAL

PROXY INFORMATION

The enclosed GREEN Proxy Card may be executed only by holders of record at the close of business on [ • ], 2007, which is the Record Date.

As of the Record Date, Mr. Mihaylo was the beneficial owner of an aggregate of 5,189,748 shares of Common Stock. Of such shares beneficially owned by Mr. Mihaylo, 5,179,498 shares are voting securities, representing approximately [ • ]% of the shares outstanding on the Record Date. As of the Record Date, there were [ • ] shares of Common Stock outstanding.

The shares of Common Stock represented by each GREEN Proxy Card which is properly executed and returned to Mr. Mihaylo will be voted at the Annual Meeting in accordance with the instructions marked thereon. Subject to the right of Mr. Mihaylo to allocate votes among the five Mihaylo Nominees in the manner described below (see “QUORUM AND VOTING”), executed but unmarked GREEN Proxy Cards will be voted as follows:

•	FOR the election of the Mihaylo Nominees; and
•	FOR the Stockholder Resolutions.

Mr. Mihaylo is not aware at the present time of any other matter which is scheduled to be voted upon by stockholders at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, Mr. Mihaylo will vote his Common Stock and all proxies held by him in accordance with his best judgment with respect to each such matter.

If you hold your shares in the name of one or more brokerage firms, banks, nominees or other institutions, only they can vote your shares and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions to vote the GREEN Proxy Card.

In some instances, Mr. Mihaylo may deliver to multiple stockholders sharing a common address only one copy of this proxy statement and its attachments. If requested by phone or in writing, he will promptly provide a separate copy of the proxy statement and its attachments to a stockholder sharing an address with another stockholder. Requests by phone should be directed to MacKenzie Partners, Inc., toll free (800) 322-2885, and requests in writing should be sent to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, or by email to proxy@mackenziepartners.com.

PROXY REVOCATION

Whether or not you plan to attend the Annual Meeting, Mr. Mihaylo urges you to vote FOR the Mihaylo Nominees and FOR the Stockholder Resolutions by signing, dating and returning the GREEN Proxy Card in the enclosed envelope. You can do this even if you have already voted on the white proxy card solicited by the Inter-Tel Board. It is the latest dated proxy that counts.

Execution of a GREEN Proxy Card will not affect your right to attend the Annual Meeting and to vote in person. Any stockholder granting a proxy (including a proxy given to the Company) may revoke it at any time before it is voted by (a) submitting a duly executed new proxy bearing a later date, (b) attending and voting at the Annual Meeting in person, or (c) at any time before a previously executed proxy is voted, giving written notice of revocation to either Mr. Mihaylo, c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, or the Company, 1615 South 52nd Street, Tempe, Arizona, 85281, attention: Corporate Secretary. Merely attending the Annual Meeting will not revoke any previous proxy which has been signed or returned by you. The GREEN Proxy

Card furnished to you by Mr. Mihaylo, if properly executed and delivered, will revoke all prior proxies.

INTER-TEL ANNUAL REPORT AND MANAGEMENT’S PROXY STATEMENT

An annual report to stockholders (the “Annual Report”) covering Inter-Tel’s fiscal year ended December 31, 2006, including financial statements, is required to be furnished to stockholders by the Company. Such Annual Report does not form any part of the material for the solicitation of proxies by Mr. Mihaylo.

It is expected that the Inter-Tel Board will also solicit proxies for use at the Annual Meeting and will furnish a proxy statement in connection therewith (“Management’s Proxy Statement”). Certain information regarding the compensation of directors and executive officers, the securities of the Company held by the Company’s directors, nominees, management and 5% stockholders, and certain other matters regarding the Company’s officers and directors as well as certain other information regarding the Annual Meeting is required to be contained in Management’s Proxy Statement. Accordingly, reference is made to Management’s Proxy Statement for such information. Mr. Mihaylo does not make any representation as to the accuracy or completeness of the information contained in Management’s Proxy Statement.

QUORUM AND VOTING

As of the close of business on the Record Date, [ • ] shares of Common Stock were outstanding and entitled to vote on the matters that come before the Annual Meeting. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote on matters that come before the Annual Meeting.

A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. If a quorum is not present or represented by proxy, the stockholders entitled to vote, present or represented by proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting (unless a new record date is set), until a quorum is present or represented.

Pursuant to Delaware law and the Company’s Certificate of Incorporation, each stockholder voting for the election of directors is entitled to either vote for as many persons as there are directors to be elected or to cumulate votes by multiplying the number of shares held by such stockholder by the number of directors to be elected and allocating such votes among the nominees in such manner as the stockholder determines. Mr. Mihaylo intends to give notice at the Annual Meeting prior to the voting for directors that he intends to cumulate his votes. Each stockholder will be entitled to cast votes for one director or distribute them among any number of candidates. Directors will be elected by a plurality of votes cast by stockholders at the Annual Meeting. Votes not cast at the Annual Meeting because of abstentions or broker non-votes are not considered in connection with determining the outcome of the election of directors.

If you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by marking the appropriate box on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your brokerage firm, bank, nominee or other institution. If you sign your proxy card or voting instruction card with no further instructions, the proxy holders may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you instruct that your votes be withheld.

Mr. Mihaylo has only nominated five persons for election to the Inter-Tel Board. Mr. Mihaylo expects that the Inter-Tel Board will nominate 11 persons (the “Inter-Tel Nominees”) for the 11 positions being filled at the Annual Meeting. Therefore, there could be as many as 16 nominees for 11 seats on the Inter-Tel Board, and the nominees who receive the greatest number of votes will be elected. Stockholders who use the GREEN Proxy Card furnished by Mr. Mihaylo will not be able to vote for any of the Inter-Tel Nominees. Stockholders who use Inter-Tel’s white proxy card will not be able to vote for any of the Mihaylo Nominees. Stockholders are not permitted to use both proxy cards and accordingly cannot vote for one or more of the Mihaylo Nominees on Mr. Mihaylo’s GREEN Proxy Card and also vote for one or more of the Inter-Tel Nominees using Inter-Tel’s white proxy card. Any stockholder who wishes to vote for one or more of the Mihaylo Nominees and one or more of the Inter-Tel Nominees will be required to vote by ballot at the Annual Meeting.

Mr. Mihaylo intends to vote all of the voting shares beneficially owned by him, and those for which he is given proxies, for the election of the Mihaylo Nominees. Mr. Mihaylo intends to cumulate his votes in such a manner as to obtain maximum representation on the Inter-Tel Board. Mr. Mihaylo beneficially owns enough shares of Common Stock to elect two directors, whom Mr. Mihaylo currently intends will be himself and Mr. Urish. Assuming that 100% of the outstanding shares of Common Stock outstanding on the Record Date are represented and voted at the Annual Meeting, Mr. Mihaylo would need to obtain proxies to vote approximately an additional [ • ] shares to elect three directors, [ • ] shares to elect four directors, and approximately [ • ] shares to elect all five Mihaylo Nominees. The number of proxies needed to elect additional directors would decrease if less than all outstanding shares of Common Stock are represented and voted at the Annual Meeting; for example, if 90% of the outstanding shares are represented and voted at the Annual Meeting, Mr. Mihaylo would need to obtain proxies to vote approximately an additional [ • ] shares to elect three directors, [ • ] shares to elect four directors, and approximately [ • ] shares to elect all five Mihaylo Nominees. Depending on the number of shares for which Mr. Mihaylo is given the right to vote, he intends to cast such votes in favor of the Mihaylo Nominees in the following order of priority: (1) Mr. Mihaylo, (2) Mr. Urish, (3) Dr. Puri, (4) Mr. Boyce and (5) Mr. Goldman.

Unless otherwise indicated by a stockholder, a vote for the Mihaylo Nominees will give Mr. Mihaylo discretionary authority to cumulate all votes to which the stockholder is entitled and to allocate them in favor of one, two, three, four or all five Mihaylo Nominees as Mr. Mihaylo may determine in his discretion. The effect of cumulation and voting in accordance with that discretionary authority may be to offset the effect of a stockholder’s having withheld authority to vote for one of the Mihaylo Nominees because proxyholders will be able to allocate votes of stockholders who have not withheld authority to vote in any manner they determine among such nominees. If a stockholder desires specifically to allocate votes among the Mihaylo Nominees, the stockholder should so specify on the GREEN Proxy Card.

With respect to the voting upon the Stockholder Resolutions, each share of Common Stock entitles the holder thereof to one vote, and approval requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the resolution. Assuming a quorum is present at the Annual Meeting, abstentions will have the same effect as a vote against the Stockholder Resolutions and broker non-votes will have no effect on the outcome of the vote on the Stockholder Resolutions.

None of the Stockholder Resolutions is conditioned upon the approval of any other Stockholder Resolution.

ELECTION OF DIRECTORS

(Proposal No. 1)

Eleven directors are to be elected at the Annual Meeting. The five Mihaylo Nominees are: Steven G. Mihaylo, Kenneth L. Urish, Dr. Anil K. Puri, Neal I. Goldman and Michael R. Boyce.

Each of these nominees has consented to serve as a director if elected, and it is not contemplated that any of them will be unavailable for election as a director. Mr. Mihaylo is proposing the election of the Mihaylo Nominees in opposition to the Inter-Tel Nominees.

MR. MIHAYLO RECOMMENDS THAT YOU VOTE “FOR” THE MIHAYLO NOMINEES.

The information below is provided with respect to the Mihaylo Nominees.

Steven G. Mihaylo Steven G. Mihaylo is a private investor. He is the founder of the Company and served as Chairman of the Inter-Tel Board from July 1969 to October 1982 and from September 1983 to July 2005. He has served as a member of the Inter-Tel Board from July 1969 until March 2006, and from May 2006 to present. Mr. Mihaylo served as President of Inter-Tel from 1969 to 1983, from 1984 to December 1994, and from May 1998 to February 2005. He served as Inter-Tel’s Chief Executive Officer from the time of the Company’s formation in July 1969 to February 2006. He is a United States citizen and is 63 years old. His business address is P.O. Box 19790, Reno, Nevada 89511. Mr. Mihaylo received a bachelors degree in accounting and finance from California State University Fullerton. Mr. Mihaylo may be deemed to beneficially own an aggregate of 5,189,748 shares of Common Stock. He is the holder of record of 144,000 shares of Common Stock. Mr. Mihaylo is also the holder of record of options to acquire 7,500 shares of Common Stock which became exercisable on November 12, 2006, and options to acquire 2,750 shares of Common Stock which became exercisable on December 7, 2006. In addition, he is the sole trustee of The Steven G. Mihaylo Trust (the “Trust”) and, as such, may be deemed to be the beneficial owner of the 5,035,498 shares of Common Stock held by the Trust. The address of the Trust is P.O. Box 19790, Reno, Nevada 89511.

Kenneth L. Urish Kenneth L. Urish has served as a member of the Inter-Tel Board from May 2006 to present. Mr. Urish is managing member of Urish Popeck & Co., LLC, a certified public accounting firm with multi-disciplinary practice units. Mr. Urish’s business address is Three Gateway Center, 24th Floor, Pittsburgh, Pennsylvania 15222. He

is a United States citizen and is 56 years old. He has been a member of Urish Popeck & Co., LLC from its inception in February 1976 to present. Urish Popeck & Co., LLC is not a parent, subsidiary or other affiliate of the Company. Mr. Urish has a bachelors degree in accounting from The Pennsylvania State University. He has served on the board of directors, and as a member of the Audit Committee thereof, of Black Rock Liquidity Funds from 1999 to present. Mr. Urish is the co-editor of Financial Management and Analysis: Methodologies to Manage and Improve Operating Performance, which was adapted as a business development series. He is a member of the American, Pennsylvania, and Florida Institutes of Certified Public Accountants, President of the Board of Trustees of The Pittsburgh Catholic, the official newspaper of the Pittsburgh Diocese, a member of the National Association of Certified Fraud Examiners, a member of the Board of Trustees of Holy Family Foundation, a former Division Chair of the United Way of Allegheny County, the former Chairman and former President of DFK Accountancy Group, and a former member of the board of directors of DFK International. Mr. Urish has recently been named The Pennsylvania State University Alumnus of the Year of the Department of Accounting for 2006. Mr. Urish is the holder of record of options to acquire 7,500 shares of Common Stock which became exercisable on November 12, 2006, and options to acquire 2,750 shares of Common Stock which became exercisable on December 7, 2006.

Dr. Anil K. Puri Dr. Anil K. Puri has served as a member of the Inter-Tel Board from May 2006 to present. He has served as the Dean of the College of Business and Economics at California State University, Fullerton from 1998 to present. California State University, Fullerton is not a parent, subsidiary or other affiliate of the Company. He is a United States citizen and is 58 years old. His business address is 800 North State College Boulevard, California State University, Fullerton, California 92834. Dr. Puri received bachelors and masters degrees in economics from Panjab University in India and a masters degree and a Ph.D. in economics from the University of Minnesota. Dr. Puri is a member of the American Economic Association, the Western Economic Association, the National Association of Business Economists and the Association of University Bureaus of Economic Research. He is the author of numerous journal articles in the field of economics, and makes numerous presentations every year to business, community, and professional organizations and at university events, and has presented the California State University, Fullerton Annual Economic Forecasts since 1993. Dr. Puri is the holder of record of options to acquire 7,500 shares of Common Stock which became exercisable on November 12, 2006, and options to acquire 2,750 shares of Common Stock which became exercisable on December 7, 2006.

Neal I. Goldman Neal I. Goldman has been President of Goldman Capital Management, a registered investment advisory firm, from December 1985 to present. Goldman Capital Management is not a parent, subsidiary or other affiliate of the Company. He is a United States citizen and is 62 years old. His business address is 320 Park Ave., 10th Floor, New York City, New York 10022. Mr. Goldman has served on the board of directors of Blyth Inc. from 1991 to present. Mr. Goldman holds a bachelors degree from City College of New York.

Michael R. Boyce Michael R. Boyce has been the Chairman and Chief Executive Officer of PQ Corporation, a global enterprise and producer of inorganic specialty chemicals and engineered glass materials operating with 60 plant locations in 19 countries, from February

2005 to present. Mr. Boyce has also been Chairman and Chief Executive Officer of Peak Investments, LLC, a company which acquires chemicals and minerals businesses, from April 1998 to present. He served as President and Chief Operating Officer of Harris Chemical Group from January 1990 to March 1998, when Harris was sold to IMC Global, Inc. None of PQ Corporation, Peak Investments, LLC nor Harris Chemical Group is or was a parent, subsidiary or other affiliate of the Company. Mr. Boyce is a United States citizen and is 59 years old. Mr. Boyce’s business address is c/o PQ Corporation, 15200 College Blvd., Suite 101, Lenexa, KS 66219. He is a member of the board of directors of AAR Corp. and PQ Corporation. Mr. Boyce is a graduate of West Virginia State University with a bachelors degree in Chemistry. Mr. Boyce also attended the University of Houston’s Graduate School of Business, and is a graduate of Harvard University’s Advanced Management Program.

If all of the Mihaylo Nominees are elected to the Inter-Tel Board, six of 11 members of the Inter-Tel Board will be the Inter-Tel Nominees, and the Mihaylo Nominees will not constitute a majority of the Inter-Tel Board. Because action by the Inter-Tel Board requires a majority vote of the directors present at a meeting at which a quorum is present (unless otherwise specifically provided by statute or by the certificate of incorporation), the Mihaylo Nominees ordinarily will not be able to cause any action to be taken or not taken by the Inter-Tel Board unless all five Mihaylo Nominees are present and (i) only nine of the eleven directors are present at a meeting of the Inter-Tel Board or (ii) one other director agrees with the position of the Mihaylo Nominees. Nevertheless, the Mihaylo Nominees may, because of their different backgrounds and expertise, be able to inform and persuade other directors sufficiently to cause the Inter-Tel Board to take or not take various actions. In any event, the Mihaylo Nominees, if elected, will be bound by their fiduciary obligations to act in the best interests of all stockholders.

Note: There are 11 Inter-Tel Board seats up for election. In light of that, if you provide Mr. Mihaylo with the GREEN proxy card voting for some or all of the Mihaylo Nominees, you:

•	Will only be able to vote for up to five of the Inter-Tel Board seats and will not be able to vote for all 11 seats.
•

Cannot return a proxy card to Mr. Mihaylo that votes for some or all of the Mihaylo Nominees and a proxy card to the Company that votes for some or all of the Inter-Tel Nominees and have both proxies be effective. Only the proxy card with the latest date will be valid.

The only way to vote for some or all of the Mihaylo Nominees and some of the Inter-Tel Nominees is to attend the Annual Meeting in person and vote pursuant to the ballots that will be provided at the Annual Meeting.

At the Annual Meeting, Mr. Mihaylo will not be permitted to exercise discretionary authority to fill the six Inter-Tel Board seats for which he has not put forth a nominee and cannot use any proxy that you grant to him to vote for any of the Inter-Tel Nominees for director. Mr. Mihaylo cannot assure you that, if elected, the Inter-Tel Nominees will agree to serve with any of the Mihaylo Nominees who may be elected. Mr. Mihaylo does not have any plans to fill any vacancies on the Inter-Tel Board that may result from the election of the Mihaylo Nominees.

If elected, the Mihaylo Nominees will have an obligation under Delaware law to serve as directors in a manner consistent with their fiduciary duties to the Company and its stockholders. Such obligation may prevent the Mihaylo Nominees from acting in accordance with Mr. Mihaylo’s views and wishes.

Mr. Mihaylo believes that each of the Mihaylo Nominees, with the exception of himself, is independent within the meaning of the listing standards of the NASDAQ Stock Market.

THE BOARD REDUCTION RESOLUTION

(Proposal No. 2)

Mr. Mihaylo intends to present the Board Reduction Resolution set forth below for a vote at the Annual Meeting. The text of the Board Reduction Resolution is as follows:

“RESOLVED, that the stockholders of Inter-Tel (Delaware), Incorporated (“Inter-Tel”) recommend that the Inter-Tel Board of Directors (the “Board”) reduce the size of Inter-Tel’s Board from 11 to 7 members.”

MR. MIHAYLO RECOMMENDS THAT YOU VOTE “FOR” THE BOARD REDUCTION RESOLUTION.

The reasons for the Board Reduction Resolution are to decrease expenses to the Company associated with directors’ fees, and to facilitate the scheduling of Inter-Tel Board meetings. As a current member of the Inter-Tel Board, it is Mr. Mihaylo’s perception that recently, the Inter-Tel Board has experienced great difficulty coordinating the schedules of 11 individuals with respect to organizing Inter-Tel Board meetings. Mr. Mihaylo believes that an Inter-Tel Board consisting of seven members will facilitate the scheduling of meetings while preserving the breadth of experience and backgrounds among Inter-Tel Board members to successfully guide the Company.

Because Delaware law does not permit the board of directors to remove a director from office prior to the term for which such director was elected, unless members of the Inter-Tel Board resign from office prior to the expiration of the term for which they are elected at the Annual Meeting, the Inter-Tel Board will be unable to effect the Board Reduction Resolution until the 2008 Annual Meeting of Stockholders.

THE SELF TENDER OFFER RESOLUTION

(Proposal No. 3)

Mr. Mihaylo intends to present the Self Tender Offer Resolution set forth below for a vote at the Annual Meeting. The text of the Self Tender Offer Resolution is as follows:

“RESOLVED, that the stockholders of Inter-Tel (Delaware), Incorporated (“Inter-Tel”) recommend that the Inter-Tel Board of Directors (the “Board”) retain a financial advisor to advise the Board on the feasibility and financial impact of a Dutch-auction self tender offer to repurchase between $200 million and $250 million of Inter-Tel’s common stock.”

MR. MIHAYLO RECOMMENDS THAT YOU VOTE “FOR” THE SELF TENDER OFFER RESOLUTION.

Mr. Mihaylo has put forth the Self Tender Offer Resolution because he believes that a Dutch-auction self tender offer of the nature described in the Self Tender Offer Resolution may have the effect of distributing cash to the Company’s stockholders at a premium to current market prices, and increasing the earnings per share with respect to those shares that are not tendered.

THE STOCKHOLDER VALUE RESOLUTIONS

(Proposal Nos. 4, 5, 6, 7 and 8)

Mr. Mihaylo intends to present the Stockholder Value Resolutions set forth below for a vote at the Annual Meeting. The text of the Stockholder Resolutions is as follows:

Proposal No. 4:

“RESOLVED, that the stockholders of Inter-Tel (Delaware), Incorporated (“Inter-Tel”) recommend that the Inter-Tel Board of Directors (the “Board”) disband the Special Committee of the Board.”

Proposal No. 5:

“RESOLVED, that the stockholders of Inter-Tel (Delaware), Incorporated (“Inter-Tel”) recommend that the Inter-Tel Board of Directors (the “Board”) direct Inter-Tel’s management to (a) undertake an intensive cost-benefit analysis of (i) discontinuing product development on the Axxess and (ii) redirecting the engineering effort to ‘gateway’ products and ‘hosted services’ offerings, including the necessary billing platform for hosted services, and (b) report the results of that analysis to the Board.”

Proposal No. 6:

“RESOLVED, that the stockholders of Inter-Tel (Delaware), Incorporated (“Inter-Tel”) recommend that the Inter-Tel Board of Directors consolidate Inter-Tel’s multiple engineering facilities into the Chandler, Arizona location.”

Proposal No. 7:

“RESOLVED, that the stockholders of Inter-Tel (Delaware), Incorporated (“Inter-Tel”) recommend that the Inter-Tel Board of Directors explore the sale of Inter-Tel’s Irish subsidiary.”

Proposal No. 8:

“RESOLVED, that the stockholders of Inter-Tel (Delaware), Incorporated (“Inter-Tel”) recommend that the Inter-Tel Board of Directors explore ways to better utilize Inter-Tel’s 15 acre campus in Reno, Nevada.”

MR. MIHAYLO RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE STOCKHOLDER VALUE RESOLUTIONS.

The reason for the Stockholder Value Resolutions is to provide a clear path for the Company to follow in pursuit of enhanced stockholder value. Mr. Mihaylo believes the ideas set forth in the Stockholder Value Resolutions will enable to the Company to increase stockholder value by accomplishing, among other things, the following goals:

•	reduce overhead and other expenses;
•	efficiently utilize existing resources;
•	refocus on the Company’s strengths;
•	improve productivity and utilization;
•	stimulate and foster creativity;
•	improve product and service revenue growth; and
•	align the Company’s current resources with its future product strategy.

OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Mr. Mihaylo is not aware at the present time of any other matter which is scheduled to be voted upon by stockholders at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, Mr. Mihaylo will vote his Common Stock and all proxies held by him in accordance with his best judgment with respect to each such matter.

Stockholders will have no appraisal or similar rights with respect to the Stockholder Resolutions.

INFORMATION ABOUT PARTICIPANTS IN

MR. MIHAYLO’S PROXY SOLICITATION

The proxies solicited hereby are sought by Mr. Mihaylo. Summit, the Trust and each of the Mihaylo Nominees are participants in the solicitation of proxies by Mr. Mihaylo. Mr. Mihaylo, Summit, the Trust and the Mihaylo Nominees are sometimes collectively referred to herein as the “Participants.”

Mr. Mihaylo is the founder of Inter-Tel and served as Chief Executive Officer of the Company from the time of its formation in July 1969 to February 2006. In January 2006, the Company approached Mr. Mihaylo regarding succession planning for Mr. Mihaylo’s eventual retirement. In February 2006, Mr. Cappello informed Mr. Mihaylo that the Inter-Tel Board was requesting that Mr. Mihaylo resign as Chief Executive Officer, and that the Inter-Tel Board intended to vote on terminating Mr. Mihaylo’s employment as Chief Executive Officer without cause if he did not resign. Because of his strategic differences with the Inter-Tel Board, and his concern that the Company and its employees would be adversely affected if he were terminated, Mr. Mihaylo resigned as Chief Executive Officer on February 22, 2006.

Mr. Mihaylo may be deemed to beneficially own an aggregate of 5,189,748 shares of Common Stock. Of such shares beneficially owned by Mr. Mihaylo, 5,179,498 shares are voting securities, representing approximately [ • ]% of the shares outstanding on the Record Date. Mr. Mihaylo is the holder of record of 144,000 shares of Common Stock. Mr. Mihaylo is also the holder of record of options to acquire 7,500 shares of Common Stock with an exercise price of $21.11 per share and which became exercisable on November 12, 2006, and options to acquire 2,750 shares of Common Stock with an exercise price of $20.95 per share and which became exercisable on December 7, 2006. In addition, he is the sole trustee of the Trust and, as such, may be deemed to be the beneficial owner of the 5,035,498 shares of Common Stock held by the Trust. Because of his strategic differences with the Inter-Tel Board and his beneficial ownership of Common Stock, Mr. Mihaylo may be deemed to have a substantial interest in all of the proposals described herein.

Mr. Mihaylo is the sole member and the managing member of Summit, an entity through which he makes investments. Summit does not own, beneficially or of record, any shares of Common Stock. The business address of Summit is P.O. Box 19790, Reno, Nevada 89511.

Mr. Mihyalo is the sole trustee of the Trust. The Trust is the record owner of the 5,035,498 shares of Common Stock held by the Trust. The business address of the Trust is P.O. Box 19790, Reno, Nevada 89511.

Mr. Mihaylo, Kenneth L. Urish, Dr. Anil K. Puri, Neal I. Goldman and Michael R. Boyce are Mr. Mihaylo’s nominees to stand for election to the Inter-Tel Board.

Mr. Urish is the holder of record of options to acquire 7,500 shares of Common Stock which became exercisable on November 12, 2006, and options to acquire 2,750 shares of Common Stock which became exercisable on December 7, 2006. Mr. Urish does not hold any voting securities.

Dr. Puri is the holder of record of options to acquire 7,500 shares of Common Stock which became exercisable on November 12, 2006, and options to acquire 2,750 shares of Common Stock which became exercisable on December 7, 2006. Dr. Puri does not hold any voting securities.

Neither Mr. Goldman nor Mr. Boyce owns, beneficially or of record, any shares of Common Stock.

In 2004, Mr. Mihaylo pledged $3 million to California State University, Fullerton (since increased to $4.5 million), payable over five years, the largest cash pledge in the history of

California State University, Fullerton, toward a new college of Business and Economics building that will bear his name. Mr. Mihaylo was initially approached by Dr. Puri, Dean of the College of Business and Economics and one of the Mihaylo Nominees, about making a donation to the College of Business and Economics. In 2005, California State University, Fullerton, conferred an honorary doctorate of humane letters upon Mr. Mihaylo in recognition of his significant contributions in areas of human endeavor. Mr. Mihaylo has been active in and supported education-related charitable endeavors during his career, including Junior Achievement of Arizona, Big Bear Lake California High School, the University of Arizona, Arizona State University, Bishop Manogue Catholic High School, the University of Nevada, Reno, The Arizona Science Center, Juvenile Diabetes Research Foundation, The Goldwater Institute and The Desert Botanical Gardens.

On May 18, 2006, Mr. Mihaylo, Summit and Vector entered into the Memorandum with respect to the potential acquisition of the Company. Pursuant to the Memorandum, if, after Mr. Mihaylo/Summit and Vector extend a proposal to jointly acquire the Company, Mr. Mihaylo chooses to sell or vote his shares of Common Stock, within 12 months of the termination of the Memorandum, in favor of another change of control transaction, Mr. Mihaylo/Summit would pay to Vector, either in cash or in the form of consideration received by Mr. Mihaylo for his shares of Common Stock in such transaction, a specified amount as “overbid protection” in accordance with the formula set forth in the Memorandum. It was expected that Mr. Mihaylo would serve as Chief Executive Officer of the Company following any acquisition of the Company by Mr. Mihaylo and Vector. On March 2, 2007, Mr. Mihaylo, Summit and Vector terminated the Memorandum and amended the “overbid protection” formula.

Summit entered into a letter agreement, dated March 3, 2006 with RBC (the “RBC Agreement”), pursuant to which it had engaged RBC for a one year term to provide certain investment banking and financial advisory services in connection with a review of Mr. Mihaylo’s strategic alternatives regarding the Company. Under the RBC Agreement, the services provided by RBC included assisting Mr. Mihaylo in structuring, negotiating, implementing and coordinating key aspects of a possible Transaction (as defined below) and in the solicitation of parties interested in providing equity and/or debt financing in connection with a possible Transaction. “Transaction” means any transaction or series or combination of related transactions, whereby directly or indirectly, a majority of the capital stock of the Company is, or assets representing a majority in value of the assets of the Company are, transferred to Mr. Mihaylo or otherwise becomes beneficially owned by Mr. Mihaylo for consideration, including, without limitation, a sale or exchange of capital stock (including by means of a tender offer) or assets, a merger, plan of exchange or consolidation, the formation of a joint venture, a minority investment or partnership, or any similar transaction.

As compensation for its services under the RBC Agreement, RBC has received a non-refundable cash retainer fee, and is entitled to receive (i) an agreed upon transaction fee in the event that Mr. Mihaylo consummates, during the term of the RBC Agreement or during the 12 months following the term, a Transaction pursuant to a definitive agreement, letter of intent or other evidence of a commitment entered into between Mr. Mihaylo and the Company, or by means of a tender offer to the stockholders of the Company initiated by

Mr. Mihaylo, and (ii) an agreed upon topping fee in the event that a Third Party Transaction (as defined below) is consummated during the term of the RBC Agreement or during the 12 months following the term and such Third Party Transaction is subsequent to any offer (whether written or oral) made by Mr. Mihaylo to the Company relating to a Transaction. On June 14, 2006, Mr. Mihaylo and Vector submitted such an offer to the Company. “Third Party Transaction” means any transaction or series or combination of related transactions, whereby directly or indirectly, a majority of the capital stock of the Company is, or assets representing a majority of the assets of the Company are, transferred to a person not affiliated with Mr. Mihaylo or the Company for consideration, including, without limitation, a sale or exchange of capital stock or assets, a merger, plan of exchange or consolidation, the formation of a joint venture, a minority investment or partnership, or any similar transaction. RBC was reimbursed for its reasonable out of pocket expenses in performing the services under the RBC Agreement, up to an agreed upon dollar amount.

Except as set forth in this Proxy Statement, none of the Participants nor any of their respective affiliates or associates, (i) directly or indirectly, is the beneficial owner of, or is the owner of record of but not the beneficial owner of, any shares of Common Stock of the Company or any securities of any parent or subsidiary of the Company, (ii) has purchased or sold within the past two years any securities of the Company, (iii) has had any relationship with the Company in any capacity other than as a stockholder, (iv) since the beginning of the Company’s last fiscal year, has a direct or indirect interest in any transaction or series of similar transactions, or any currently proposed transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, which involves an amount greater than $120,000, nor has any such person been indebted to the Company or any of its subsidiaries for over $120,000 at any time since the beginning of the last fiscal year, or (v) has entered into any agreement or understanding with any person respecting any future employment by the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party. Except for the consents of the Mihaylo Nominees to serve as directors of the Company if elected and as otherwise set forth in this Proxy Statement, there are no contracts, arrangements or understandings, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies, by the Participants or any of their respective affiliates or associates within the past year with any person with respect to the Company’s securities.

None of the Mihaylo Nominees will receive any compensation from the Participants for his service as a nominee for election or as a director, if elected, of the Company. If elected as directors, it is anticipated that the Mihaylo Nominees will receive director fees from the Company and participate in the Company’s benefit plans for directors, all as determined by the Company.

Set forth below are purchases and sales of Common Stock by the Mihaylo Nominees within the past two years:

Nominee	Date	Number of Shares	Transaction Type

Mr. Goldman	4/19/05	5,000	Sale
Mr. Goldman	4/27/05	20,000	Sale
Mr. Goldman	10/5/05	40,000	Sale

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of the reports filed with the SEC and written representations of the Mihaylo Nominees, Mr. Mihaylo believes that each of the Mihaylo Nominees subject to reporting under Section 16(a) of the Securities Exchange Act of 1934, as amended, filed the required reports on time in the Company’s fiscal year 2006, except that Mr. Urish filed a Form 3 and a Form 4 late.

PROXY SOLICITATION; EXPENSES

The proxy solicitation is being made by Mr. Mihaylo. Proxies will be solicited by mail, courier, advertisement, telephone, facsimile, email, Internet, other electronic means and in person. Mr. Mihaylo will bear the entire expense of preparing, assembling, printing and mailing this Proxy Statement and the GREEN Proxy Card and the cost of soliciting proxies.

The total cost of this proxy solicitation (including fees of attorneys, solicitors and advertising and printing expenses) for Mr. Mihaylo is estimated to be approximately $500,000. Approximately $75,000 of such costs have been paid to date. To the extent legally permissible, Mr. Mihaylo will seek reimbursement from the Company for the costs of this solicitation. Mr. Mihaylo does not currently intend to submit approval of such reimbursement to a vote of stockholders of the Company at a subsequent meeting unless required by law.

Mr. Mihaylo will pay to banks, brokers and other fiduciaries their reasonable charges and expenses incurred in forwarding proxy materials to their principals and in obtaining authorization for execution of proxies.

Summit has retained MacKenzie Partners, Inc. (“MacKenzie”) to assist in the proxy solicitation. MacKenzie has been paid a retainer of $[ ] toward a final fee to be agreed upon between the parties based upon customary fees for the services provided. MacKenzie will be reimbursed for its reasonable out-of-pocket expenses. MacKenzie will be indemnified against losses, claims, damages, liabilities and expenses arising from or in connection with its services or matters which are the subject of its retainer agreement; provided, however, that there will be no liability for such indemnification in respect of any loss, claim, damage, liability or expense which was the result of the bad faith or willful misconduct of MacKenzie. It is anticipated that MacKenzie will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. It is also anticipated that approximately 25 persons employed by MacKenzie will solicit stockholders.

[	•	], 2007

STEVEN G. MIHAYLO

IF YOU HAVE ANY QUESTIONS OR REQUIRE ASSISTANCE,

PLEASE CONTACT:

MACKENZIE PARTNERS, INC.

105 MADISON AVENUE

NEW YORK, NEW YORK 10016

TOLL FREE: (800) 322-2885

or

CALL COLLECT: (212) 929-5500

proxy@mackenziepartners.com

PRELIMINARY COPY

SUBJECT TO COMPLETION DATED __________, 2007

[FORM OF PROXY CARD]

GREEN CARD	GREEN CARD

PLEASE VOTE PROMPTLY

DETACH CARD HERE

________________________________________________________________________

PROXY SOLICITED BY MR. MIHAYLO IN OPPOSITION TO THE

BOARD OF DIRECTORS OF INTER-TEL (DELAWARE), INCORPORATED

The undersigned hereby appoints Steven G. Mihaylo and [ • ], and each of them, the proxy or proxies of the undersigned with full power of substitution and resubstitution, to vote all shares of Common Stock of Inter-Tel (Delaware), Incorporated (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on [ • ], at [ • ], local time, at [ • ], and at any and all adjournments or postponements thereof. This proxy revokes all prior proxies.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, IT WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” THE RESOLUTIONS DESCRIBED IN PROPOSALS 2, 3, 4, 5, 6, 7 AND 8 AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF AND THAT ARE UNKNOWN TO THE PROXIES A REASONABLE TIME BEFORE THIS SOLICITATION.

There is cumulative voting in the election of directors and, unless otherwise indicated by the stockholder, a vote for the nominees listed in Proposal 1 (by checking the box labeled “FOR all nominees listed below”) will give the proxies discretionary authority to cumulate all votes to which the undersigned is entitled and to allocate such votes in favor of one, two, three, four or all five of such nominees, as the proxies may determine. If you wish to cumulate your votes but withhold authority to vote for specific nominees, you may check the box labeled “FOR all nominees listed below” and indicate on the designated line immediately beneath the list of Mr. Mihaylo’s nominees the name(s) of the nominee(s) for whom you wish to withhold authority to vote. Alternatively, if you wish to cumulate your votes and specifically allocate your votes among Mr. Mihaylo’s nominees, mark the “CUMULATIVE VOTING ELECTION” box and indicate the number of votes that you would like to have cast for each nominee. The effect of cumulation and voting in accordance with Mr. Mihaylo’s discretionary authority may be to offset the effect of your withholding authority to vote for one or more of Mr. Mihaylo’s nominees because proxyholders will be able to allocate votes of stockholders who have not withheld authority to vote in any manner they determine among such nominees.

AT THE MEETING, THERE ARE 11 SEATS TO THE COMPANY’S BOARD UP FOR ELECTION. MR. MIHAYLO HAS ONLY NOMINATED 5 DIRECTORS. BY EXECUTING THIS PROXY, YOU WILL ONLY BE ABLE TO VOTE ON 5 BOARD SEATS, AND NOT ALL 11 BOARD SEATS UP FOR ELECTION AT THE MEETING.

By signing this proxy, you acknowledge receipt of the proxy statement of Steven G. Mihaylo, dated [ • ], 2007 (the “Mihaylo Proxy Statement”).

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PROXY SOLICITED BY MR. MIHAYLO IN OPPOSITION TO THE

BOARD OF DIRECTORS OF INTER-TEL (DELAWARE), INCORPORATED

YOUR VOTE IS IMPORTANT.

PLEASE VOTE TODAY.

DETACH CARD HERE

________________________________________________________________________

MR. MIHAYLO RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1 AND “FOR” THE APPROVAL OF THE RESOLUTIONS DESCRIBED IN PROPOSALS 2, 3, 4, 5, 6, 7 AND 8.

MR. MIHAYLO RECOMMENDS A VOTE FOR PROPOSAL 1 BELOW.

1. Election of Directors (check one box only)

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY to vote for	☐ CUMULATIVE
all nominees listed below	VOTING ELECTION

(INSTRUCTIONS: If you desire to allocate your votes to individual nominees on a cumulative basis, as explained in the accompanying Mihaylo Proxy Statement, mark the “CUMULATIVE VOTING ELECTION” box and indicate the number of votes that you would like to have cast FOR each nominee. The total of the votes you cast on this proxy may not exceed the number of shares you own times 11. For example, if you own 100 shares, you are entitled to cast 1,100 votes for director nominees. Only complete this table if you have selected the box labeled “CUMULATIVE VOTING ELECTION” above.)

Director Nominee Name	Number of Votes
STEVEN G. MIHAYLO	_________________	Votes FOR
KENNETH L. URISH	_________________	Votes FOR
ANIL K. PURI	_________________	Votes FOR
NEAL I. GOLDMAN	_________________	Votes FOR
MICHAEL R. BOYCE	_________________	Votes FOR
Total Votes Cast	_________________

(To withhold authority to vote for any individual nominee, check the “FOR” box above and write the name(s) of such nominee(s) on the line provided below.)

_____________________________

MR. MIHAYLO RECOMMENDS A VOTE FOR PROPOSALS 2, 3, 4, 5, 6, 7 AND 8 BELOW.

2. Mr. Mihaylo’s Board Reduction Resolution, as more fully described in the Mihaylo Proxy Statement.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3. Mr. Mihaylo’s Self Tender Offer Resolution, as more fully described in the Mihaylo Proxy Statement.

☐ FOR ☐ AGAINST ☐ ABSTAIN

4. Mr. Mihaylo’s resolution regarding disbanding the Special Committee, as more fully described in the

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Mihaylo Proxy Statement.

☐ FOR ☐ AGAINST ☐ ABSTAIN

5. Mr. Mihaylo’s resolution regarding Axxess and redirecting engineering efforts, as more fully described in the Mihaylo Proxy Statement.

☐ FOR ☐ AGAINST ☐ ABSTAIN

6. Mr. Mihaylo’s resolution regarding consolidation of engineering facilities, as more fully described in the Mihaylo Proxy Statement.

☐ FOR ☐ AGAINST ☐ ABSTAIN

7. Mr. Mihaylo’s resolution regarding exploring the sale of Inter-Tel (Delaware), Incorporated’s Irish Subsidiary, as more fully described in the Mihaylo Proxy Statement.

☐ FOR ☐ AGAINST ☐ ABSTAIN

8. Mr. Mihaylo’s resolution regarding Inter-Tel (Delaware), Incorporated’s utilization of its campus in Reno, Nevada, as more fully described in the Mihaylo Proxy Statement.

☐ FOR ☐ AGAINST ☐ ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, IT WILL BE VOTED, UPON THE PROXIES DISCRETIONARY AUTHORITY TO CUMULATE VOTES, “FOR” THE ELECTION OF SOME OR ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” THE RESOLUTIONS DESCRIBED IN PROPOSALS 2, 3, 4, 5, 6, 7 AND 8 AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF AND THAT ARE UNKNOWN TO THE PROXIES A REASONABLE TIME BEFORE THIS SOLICITATION.

AT THE MEETING, THERE ARE 11 SEATS TO THE COMPANY’S BOARD UP FOR ELECTION. MR. MIHAYLO HAS ONLY NOMINATED FIVE DIRECTORS. BY EXECUTING THIS PROXY, YOU WILL ONLY BE ABLE TO VOTE ON FIVE BOARD SEATS, AND NOT ALL 11 BOARD SEATS UP FOR ELECTION AT THE MEETING.

Date: ______________, 2007	_____________________________
Signature of Stockholder

_____________________________
Signature (if held jointly)

_____________________________
Title/Authority

Please sign exactly as your name appears on this
proxy. If held in joint tenancy, all persons must sign.

Trustees, administrators, etc. should include title and
authority. Corporations should provide full name of
corporation and title of authorized officer signing the
proxy.

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